UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2024

AST SpaceMobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39040	84-2027232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Midland Intl. Air & Space Port 2901 Enterprise Lane Midland, Texas	79706
(Address of principal executive offices)	(Zip Code)

(432) 276-3966

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTS	The Nasdaq Stock Market LLC
Warrants exercisable for one share of Class A common stock at an exercise price of $11.50	ASTSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2024, the Board of Directors (the “Board”) of AST SpaceMobile, Inc. (the “Company”) appointed Mr. Johan Wibergh to the Company’s Board to fill a vacancy on the board. Mr. Wibergh will hold office until the next annual meeting of stockholders and until his successor shall be elected and qualified or until his earlier death, disqualification, resignation or removal. Mr. Wibergh has also been appointed as a member of the Audit Committee of the Board and a member of the Compensation Committee of the Board. Mr. Wibergh will also serve as Chairman of a newly formed committee of the Board, the Network Planning and Spectrum Committee.

Mr. Wibergh was designated to serve on the Board by Abel Avellan pursuant to the director designation right as set forth in Section 3 of that certain Stockholders’ Agreement, dated as of April 6, 2021, by and among the Company and the stockholders named therein.

The Board has affirmatively determined that Mr. Wibergh meets the applicable standards for an independent director under the listing rules of the The Nasdaq Stock Market LLC (“Nasdaq”) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the financial literacy requirements for membership on the Audit Committee under the Nasdaq rules. Mr. Wibergh does not have any family relationships with any director or executive officer of the Company and there are no transactions in which Mr. Wibergh has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment to the Board, Mr. Wibergh will be entitled to receive an annual cash retainer of $50,000 payable quarterly and an annual equity award of restricted stock units with a value of $150,000 for his service on the Board, as well as an additional aggregate cash retainer of $17,500 for his service as a member of the Compensation Committee and the Audit Committee, in accordance with the Company’s Non-Employee Director Equity Compensation Policy.

Johan Wibergh, age 60, is currently retired, and previously served as Chief Technology and Information Officer of Vodafone, a global telecommunications provider, from May 2015 to December 2022. From July 2008 to January 2015, he served as EVP & Head of Business Unit Networks for Ericsson, a multinational networking and telecommunications company. He has over 35 years of experience in managing large-scale operations across the globe, having served in various C-suite positions with leading global companies for more than 15 years. He brings with him a wealth of experience in technology innovation and leadership in networking and telecommunications. His leadership experience spans various areas such as telecoms networks, enterprise networks, digital and IT systems, cyber security, R&D, product management, operational excellence, and large-scale 24/7 operations. Mr. Wibergh currently serves on the board of directors of Trimble Inc., a public technology company, and Bell Canada, a public telecommunications company in Canada. Mr Wibergh is also a member of the Executive Advisory board of Arrcus Inc. Mr. Wibergh also currently serves on the boards of directors of various private companies. Mr Wibergh’s previous board experience includes Vantage Towers (2020-2022), KTH Royal Institute of Technology (2010-2016) and chairman of Next Generation Mobile Networks (2016-2018). He has also served on the advisory boards of IBM, HP Enterprises and Amdocs. Mr. Wibergh has a Masters in Computer Science and Engineering from Linkoping University, Sweden.

The Company will enter into its standard form of indemnification agreement for directors and officers, a copy of which was previously filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on April 12, 2021), with Mr. Wilbergh.

Item 7.01 Regulation FD Disclosure.

On June 4, 2024, the Company issued a press release related to the matters described in Item 5.02. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of such section, nor will such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 4, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 4, 2024

AST SPACEMOBILE, INC.

By:	/s/ Andrew M. Johnson
Name:	Andrew M. Johnson
Title:	Chief Legal Officer